Exhibit 10.35

February 9, 2016
CannaSys, Inc.
Attention: Michael Tew, CEO
1720 South Bellaire Street, Suite 325
Denver, CO 80222

Re: Amendment of the 10% Convertible Note  issued by CannaSys, Inc., a Nevada corporation ("Company"), to EMA Financial, LLC, a Delaware limited liability company ("EMA Financial"), on or about October 14, 2015 in the original principal amount of $28,000 ("Note"), and the Securities Purchase Agreement entered into by and between Company and EMA on or about October 14, 2015 ("Agreement").

Dear Mr. Tew,

As you know on or about November 30, 2015 the Company entered into a Securities Purchase Agreement ("SPA") with Kodiak Capital Group, LLC, a Delaware limited liability company ("Kodiak). In connection with the transaction contemplated in the SPA, the Company issued a 12% Convertible Note to Kodiak on or about November 30, 2015 in the original principal amount of $50,000 ("12% Note", and together with the SPA, "Transaction Documents"). The following terms were included in the Transaction Documents:

(1)	Twelve (12%) percent per annum interest rate on the 12% Convertible Note;
(2)	Company paid to Kodiak an Original Issue Discount ("OID") equal to 20% of the Principal Amount of the 12% Convertible Note.
(3)	Thirty-five (35) day lookback [for conversion price calculation];
(4)
A clause indicating that: if the sale price at any time falls below $0.10 then the 50% conversion figure shall be reduced to 25%. Additionally, if the Company ceases to be a reporting company pursuant to the 1934 Act or if the Note cannot be converted into free trading shares after 181 days from the issuance date, an additional 25% discount will be attributed to the conversion price;

(5)
If Company does not promptly provide a board of directors' resolution and an opinion from Company counsel, at the time of conversion, the Company agrees to accept an opinion of counsel to the holder of the Note which opinion will be issued at the Company's expense and the conversion dollar amount will be reduced by $2,000 to cover the cost of such legal opinion;

(6)
If delivery of the Common Stock issuable upon conversion of this Note is not delivered by the deadline the Company shall pay $2,000 per day in cash for each day beyond the deadline that Company fails to deliver such Common Stock, or at EMA Financial's option such sum shall be added to the Principal Amount of the Note in which event interest shall accrue;

(7)	Company is required at all times to have authorized and reserved ten (10) times the number of shares that is actually issuable upon full conversion of the 12% Convertible Note;

Therefore pursuant to section 4(n) in the Agreement, the Agreement and Note shall be amended to incorporate the foregoing terms listed above, including without limitation an increase of $2,800 to the principal amount of the Note to reflect the OID.

Kindly confirm your understanding by signing below and returning this Amendment to EMA, and returning the enclosed revised Transfer Agent Instructions Letter signed by the Company and your current registered transfer agent.  Thank you.

EMA FINANCIAL, LLC

By:	/s/ Felicia Preston
Name:	Felicia Preston
Title:	Director

ACKNOWLEDGED AND AGREED:

CANNASYS, INC

By:	/s/ Michael Tew
Name: Michael Tew
Title: CEO